Exhibit 99

FERC Approves Stipulation and Consent Agreement on Issues Surrounding Activities Between IDACORP Affiliates

Resolves Issues Company
Voluntarily Disclosed in September 2002

No Adverse Effect on Utility's Retail Customers

BOISE, IDAHO - The Federal Energy Regulatory Commission (FERC) has approved a Stipulation and Consent Agreement between IDACORP, Inc. (NYSE: IDA) and FERC Enforcement staff which resolves issues IDACORP voluntarily disclosed last year regarding activities between its energy marketing and electric utility affiliates.  The agreement also resolves issues regarding Idaho Power's compliance with FERC's standards of conduct.

"This agreement is the most recent example of our continued efforts to resolve all issues related to the winding down of IDACORP Energy and our exit from the wholesale energy marketing sector," said IDACORP President and Chief Executive Officer Jan B. Packwood.  "By working forthrightly with the FERC a reasonable and timely resolution has been achieved."

The agreement with the FERC is the result of an informal, non-public investigation conducted by FERC staff after the Company notified the agency of these issues in September 2002.  The agreement approved today by the FERC documented the agency staff's findings in the informal investigation and prescribed the actions to be taken by the company in order to resolve them.  These actions include:

  Provisions for the refund of $321,518 to certain counter-parties by Idaho Power and IDACORP Energy, L.P. associated with inappropriate use of native load priority and a failure to obtain the required FERC approval prior to assigning certain contracts from Idaho Power to IDACORP Energy.
  Transfer of $5.8 million in benefits from IDACORP Energy to Idaho Power as a result of certain transactions between the affiliates.  The full $5.8 million has been previously transferred.  Approximately $4 million was included as a credit to the utility's customers in the calculation of Idaho Power's 2002 Power Cost Adjustment filing with the Idaho Public Utilities Commission.  The remaining amount has been included in the Company's April 15, 2003, Power Cost Adjustment filing.
  Implementation of certain compliance and auditing programs to assure future compliance with FERC requirements.

"The resolution of these issues and the actions taken as a result complement our ongoing efforts to strengthen our core utility business at Idaho Power," said Packwood.